COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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Dollars in Millions                               Years Ended December 31
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                                     1997(a)  1996(a)  1995(a)  1994(a)  1993(a)
                                     -------------------------------------------
Earnings before income taxes         $636.9   $651.1   $572.3   $448.5   $321.6
Fixed charges                         234.7    253.6    264.2    263.2    298.5
                                     -------------------------------------------
   Total                             $871.6   $904.7   $836.5   $711.7   $620.1
                                     ===========================================
Fixed charges:
   Interest on debt                  $224.3   $237.5   $252.9   $253.2   $289.2
   Interest component of rentals       10.4     16.1     11.3     10.0      9.3
                                     -------------------------------------------
      Fixed charges                  $234.7   $253.6   $264.2   $263.2   $298.5
                                     ===========================================

Ratio of earnings to fixed charges      3.7      3.6      3.2      2.7      2.1
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(a) Financial information reflects accounting for the combination with PanEnergy
Corp as a pooling of interests. As a result, the financial information gives effect to the merger as if it had occurred on January 1, 1993.